Benchmark Electronics, Inc. 3000 Technology Drive Angleton, TX 77515 979-849-6550 fax: 979-848-5224

May 15, 2017

Mr. Jon J. King

Dear Jon:

The purpose of this agreement (the “Agreement”) is to (i) acknowledge your transition out of your current role as Executive Vice President-Global Operations and the corresponding termination of the Employment Agreement, dated as of December 1, 2005, between you and Benchmark Electronics, Inc. (“Company”) as the same may have been amended to date (the “Prior Agreement”), and (ii) set forth the terms and conditions by which you will continue providing services to Company, in each case effective as of the hiring of your successor as Executive Vice President-Global Operations (the “Effective Date”).

1. Termination of Prior Agreement; Position; Term.  (a) As of the Effective Date, the Prior Agreement will terminate and be of no force and effect; provided  that your covenants contained in Sections 8 and 9 of the Prior Agreement will survive the termination of the Prior Agreement in accordance with their terms, in each case with the last day of the Term (as defined below) being deemed to be the last day of your term of employment under the Prior Agreement.  You acknowledge and agree that you will not be entitled to any severance or other payment under the Prior Agreement or any other plan, program, or agreement of Company in connection with the termination of the Prior Agreement and your transition to part-time employment as described herein.

(b)  Subject to Section 5, effective as of the Effective Date, you will become a part-time employee of Company and your title will become Vice President-Operational Excellence, reporting to the Executive Vice President-Global Operations, or such other title and officer as may be designated by the Chief Executive Officer of Company.  The anticipated hours for this position will average out to 80 hours monthly.  While you render services to Company, you will be free to engage in other employment, consulting, or other business activity so long as such actions do not create a conflict of interest with, or interfere with your duties and obligations to, Company.  By signing this Agreement, you confirm to Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Company.  You will continue to be bound by the Benchmark Code of Conduct and the Confidential Information, Proprietary Rights and Arbitration Agreement.  Your transition out of your current role as Executive Vice President-Global Operations and the corresponding termination of the Prior Agreement is not intended to constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (“Section 409A”) and you and Company agree and anticipate that the level of services that you will perform following the Effective Date will exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

(c)  You will perform such duties as are assigned to you from time to time over the course of your ongoing employment, and, while subject to change at the discretion of Company, your initial duties will be as follows:

•         Lead Company’s overall equipment efficiency and operational excellence initiative.

•         Serve as special projects liaison for the Executive Vice President-Global Operations.

•         Perform such other duties as assigned from time to time by the Executive Vice President-Global Operations or Chief Executive Officer.

(c)  This Agreement will become effective on the Effective Date and will continue until the earlier of October 1, 2020 or such date that this Agreement is terminated (i) by you for any reason (including under the circumstances described in Section 5), (ii) in the event of your death, or (iii) by Company in the event of your Disability or termination for Cause (each as defined below) (the “Term”).

2. Compensation.  You will retain your current base salary through December 31, 2017; effective January 1, 2018, your annual base salary will be $144,000, payable in accordance with Company’s standard payroll schedule throughout the Term. You will remain eligible for your bonus for 2017 subject to the terms of the governing plan, including, but not limited to, the Company’s discretion to determine the amount, if any, of payout and the requirement that you be employed as of the date payments are made to participants; effective January 1, 2018, you will no longer be eligible for any Company bonus plan (except for the payout of any bonus earned for 2017).

For purposes of this Agreement:

(a) “Cause” shall mean the Employee's (i) gross negligence in the performance of his duties with the Company, which gross negligence results in a material adverse effect on the Company, provided that no such gross negligence will constitute "Cause" if it relates to an action taken or omitted by the Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company; (ii) habitual neglect or disregard of his duties with the Company that is materially and demonstrably injurious to the Company, after written notice from the Company stating the duties the Employee has failed to perform; (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company; (iv) obstruction, impedance, or failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws, or a governmental department or agency; or (v) conviction of a felony, provided that no such conviction will constitute "Cause" if it relates to an action taken or omitted by the Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interest of the Company.  The Employee's employment may not and shall not be terminated for Cause unless the (1) Board of Directors provides the Employee with written notice stating the conduct alleged to give rise to such Cause, (2) the Employee has been given an opportunity to be heard by the Board, (3) in the case of clause (i) or (ii) of the definition of Cause, the Employee has been given a reasonable time to cure, and the Employee has not cured such negligence or failure to the reasonable satisfaction of the Board, and (4) the Board has approved such termination by majority vote of the members of the Board of Directors, excluding the Employee.

(b)  “Disability”  shall mean, as determined in the sole discretion of Company, your inability to perform the essential functions of your job, with or without reasonable accommodation, for a period of greater than 12 weeks in any calendar year during the term of this Agreement as a result of mental or physical illness or injury.

For the avoidance of doubt, if you are terminated for Cause, voluntarily terminate your employment for any reason, or your employment terminates by reason of death or Disability, you will receive only your base salary earned through the date of termination and will not be entitled to any further payment or benefits under this Agreement.

3. Employee Benefits.  You will be entitled to any and all benefits, with the exception of paid vacation, afforded to Benchmark employees so long as employee contributions are maintained via payroll deduction.  Reasonable expenses related to conducting Company business will be reimbursed to you and processed in accordance with Company’s Global Travel and Expense Report Policy.

4. Company equity awards.  Notwithstanding any provision to the contrary therein, your transition out of your current role as Executive Vice President-Global Operations and the corresponding termination of the Prior Agreement will not constitute a termination of employment or the occurrence of an event constituting “Good Reason” within the meaning of your outstanding Company equity awards, and such awards will no longer include any terms regarding the occurrence of an event constituting “Good Reason” following the Effective Date.  As a result, your outstanding Company equity awards will remain outstanding through the Effective Date and vesting thereof will continue pursuant to their terms as long as you continue to provide services to Company hereunder; however, any then-unvested awards will be forfeited in the event you terminate your employment hereunder for any reason following the Effective Date.  You will not be eligible to receive any additional long-term incentive compensation awards following the Effective Date.

5. Release.  As a condition to your transition to part-time employment and your receipt of the compensation and benefits described herein, (a) you shall execute and deliver to the Company a release of claims substantially in the form and substance as set forth in Exhibit A  attached hereto (the “General Release”) (as such form may be amended following the date hereof as required by applicable law) and (b) the General Release shall become effective and the revocation period provided therein shall have expired without you having revoked such General Release within the 28-day period following the Effective Date.  In the event you do not execute and deliver the General Release to the Company, the General Release does not become effective and irrevocable within such period or you revoke the General Release, (i) you shall be deemed to have voluntarily terminated your employment for purposes of this Agreement and any other compensation and benefit plans of the Company, (ii) you shall not be entitled to the payments or benefits described herein and (iii) you shall be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any compensation or benefits you received following the Effective Date pursuant to this Agreement.

6. Entire Agreement.  Except as set forth below, this Agreement constitutes the full and complete agreement between you and Company regarding your service to Company and the subject matter addressed herein.  Any prior agreement, arrangement or understanding relating to the matters contemplated herein, written or oral, is superseded by this Agreement; provided that, as noted above and for purposes of clarity, nothing herein shall supersede your agreement to abide by the Confidential Information, Proprietary Rights and Arbitration Agreement and your covenants contained in Sections 8 and 9 of the Prior Agreement.

7. Tax Matters.

(a) Withholding.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from Company.  You agree that Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of Company (other than you).  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with Company or any other relationship between you and Company (“Disputes”) will be governed by Texas law, excluding laws relating to conflicts or choice of law.  You and Company submit to the exclusive personal jurisdiction of the federal and state courts located in Texas in connection with any Dispute or any claim related to any Dispute.

9. 409A.  This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A, and should be interpreted accordingly.  Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Section 409A, and if such amount is payable as a result of your “separation from service” at such time as you are a “specified employee” (within the meaning of those terms as defined in Section 409A), then no payment shall be made, except as permitted under Section 409A, prior to the first business day after the date that is six months after your separation from service.

10. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

11.  Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

12.  Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile or by PDF), each of which will be deemed an original, and all of which together will constitute one and the same instrument.

Sincerely,

Benchmark Electronics, Inc.

By: /s/ Scott R. Peterson

Scott R. Peterson

Vice President

I have read, understand, and agree to the terms set forth above:

/s/ Jon J. King

Jon J. King, May 15, 2017

Release

THIS RELEASE (this “Release”) is executed by Jon J. King (“Executive”) and delivered by him to Benchmark Electronics, Inc. (“Company”).

WHEREAS, Executive and Company entered into a letter agreement dated as of May 15, 2017 (the “Letter Agreement”); and

WHEREAS, it is a condition to certain obligations under the Letter Agreement that Executive execute and deliver this Release.

NOW, THEREFORE, in consideration of the payments and benefits set forth in the Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:

1.  Release and Waiver.  Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby RELEASE AND FOREVER DISCHARGES Company, as well as any and all officers, directors, agents, employees, partners, shareholders, attorneys, insurers, predecessors, successors, and assigns of any of the entities comprising Company (collectively the “Released Parties”) from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which Executive now has or ever had against the Released Parties from the beginning of time to the date of execution of this Release (set forth under Executive’s signature hereto).  In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to Executive’s employment relationship with Company, including, without limitation, Executive’s separation from full-time employment and the termination of the Prior Agreement (as defined in the Letter Agreement).  It is Executive’s intention that this Release constitute a full and final general release of all such claims and that this release be as broad as possible.   This Release does not apply to claims and rights that arise after the date of the execution of this Release (set forth under the Executive’s signature hereto).

2.  Scope of Release.  Without limiting the foregoing in any way and to the fullest extent allowed by law, this Release includes, but is not limited to, any rights or claims Executive may have under: the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the National Labor Relations Act; the Unfair Business Practices Act; and any other federal, state or local laws or regulations concerning employment or prohibiting employment discrimination, harassment or retaliation.  This Release also includes any claims against Company and/or the Released Parties based on contract or tort, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud.  Executive agrees that he shall never file a lawsuit or other complaint challenging the validity or enforceability of this Release.  Executive does not by this Release relinquish (a) any right to any vested benefits under any benefit plans or arrangements maintained by the Company or its subsidiaries or affiliates, (b) any right to indemnification under any applicable directors and officers liability insurance policy, indemnity agreement, applicable state and federal law and Company’s articles of incorporation and bylaws and (c) Executive’s right to receive the compensation and benefits set forth in the Letter Agreement.

3.  No Lawsuits, Complaints or Claims.  To the fullest extent allowed by law, Executive waives his right to file any charge or complaint against Company and/or any of the Released Parties arising out of his employment, separation from full-time employment, the termination of the Prior Agreement or any facts occurring prior to his execution of this Release before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law.  By signing this Release, Executive represents that he has not filed any such claims, causes of action or complaints.  Notwithstanding the foregoing, Executive does not waive or

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release any claim that cannot be validly waived or released by private agreement.  Specifically, nothing in this Release shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, EEOC or any other federal, state or local agency charged with the enforcement of any employment laws.  However, Executive understands that by signing this Release, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC or any other state or local deferral agency on his behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC.  This Release is not intended to, and shall not be interpreted in any manner that limits or restricts Executive from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities and Exchange Act of 1934) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  Executive acknowledges and agree that he has been paid all wages owed to him, including, but not limited to, all salary, bonuses, commissions, and pay for earned but unused vacation, and that he have not been denied any legally-protected leave.  Executive acknowledges and agree that he is not entitled to any severance or other payment under the Prior Agreement or any other plan, program, or agreement.  Executive further acknowledges that he has no pending workers’ compensation claims and that this Release is not related in any way to any claim for workers’ compensation benefits, and that he has no basis for such a claim.

4.  Adequate Notice.  Executive acknowledges that he was given an adequate opportunity to review and consider this Release.

5.  Consult an Attorney.  Executive acknowledges that Company has advised him to consult an attorney, at his expense, concerning his rights and the terms of this Release, and that Executive had sufficient time to do so and did so or voluntarily chose not to do so.  Executive’s waivers are knowing, conscious and with full appreciation that at no time in the future may he pursue any of the rights that he waived in this Release.

6.  Right to Revoke.  During the seven-day period following the date the Executive executes this Release (such period, the “Revocation Period”), Executive may revoke this Release completely by delivering a letter, personally or by USPS Certified Mail, to Company’s Corporate Secretary, containing Executive’s revocation of this Release.  This Release shall become effective on the day following the conclusion of the Revocation Period.  This Release shall have no legal effect if revoked as provided herein.

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Jon J. King

Date:

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